UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2014

Alliant Techsystems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

Arlington, Virginia, December 12, 2014 – Alliant Techsystems Inc. (“ATK” or the “Company”) announced today that it expects to record a non-cash, goodwill/trade name impairment charge with only partial tax benefits in the third quarter of Fiscal Year 2015, as required by Accounting Standards Codification (ASC) 350 “Intangibles Goodwill and Other.” Under ASC 350, the Company is required to test its goodwill and other intangible assets for impairment annually or when a triggering event has occurred that would indicate it is more likely than not that the fair value of the reporting unit is less than the book value including goodwill and other intangibles. In ATK’s assessment, conducted using a measurement date of September 28, 2014, ATK determined on December 12, 2014 that an impairment of goodwill within the Firearms business may have occurred. While results of the analysis to finalize the actual amount of the impairment charge are not yet completed, ATK believes there is sufficient evidence to conclude that it is more likely than not that an impairment has occurred.

The estimated impairment charge is due to the current market correction impacting demand for firearms as previously discussed. A major factor to this impairment is the significant impact to the valuations of other firearms market participants, which was considered by management as a basis for this estimated impairment.  Also, contributing to this impairment is a decline in the Company’s near-term projected cash flows in the Firearms division as reflected in our guidance.  The charge is primarily attributable to $165 million goodwill and $127 million of other intangibles recorded in connection with the acquisition of Savage Arms in Fiscal Year 2014. As noted above, the Company is in the process of finalizing the actual amount of the impairment charge, but based on a preliminary analysis it is estimating that it is likely in the range of $40 - $50 million ($1.15- $1.45 per share) or approximately 15% of the Savage Arms purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel
and Secretary

Date:  December 12, 2014